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                                                                   Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Whiting Petroleum Holdings, Inc. on Form S-1 of our report dated July 23, 2003 related to the balance sheet of Whiting Petroleum Holdings, Inc. and our report dated March 31, 2003 related to the consolidated financial statements of Whiting Petroleum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation's method of accounting for derivative contracts effective July 1, 2000), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado

July 25, 2003